EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement of Advanced Environmental Petroleum Producers Inc. on Form S-1, of our report dated May 25, 2017 (with the exception of Notes 1 and 9 as to which, the date is September 28, 2017), with respect to the financial statements of Advanced Petroleum Producers Inc. for the years ended December 31, 2016 and 2015. We also consent to the reference of our firm under the caption “Experts” in the Registration Statement.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas

November 29, 2017